                                   [FUND NAME]
                  MBIA MUNICIPAL INVESTORS SERVICE CORPORATION

                ACCOUNTING SERVICES AND ADMINISTRATION AGREEMENT

          AGREEMENT made this [___] day of [_____], 2003, by and between [______], a Delaware statutory trust (the "Fund"), having its principal place of business in Armonk, New York and MBIA Municipal Investors Service Corporation, a corporation organized under the laws of the State of Delaware ("MBIA-MISC"), having its principal place of business in Armonk, New York.

          WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and offers, for public sale, shares of beneficial interest ("Shares"), par value $0.001 per share;

          WHEREAS, each share represents an undivided interest in the assets of the Fund, subject to the Fund's liabilities;

          WHEREAS, the Fund desires to employ MBIA-MISC to provide certain accounting and administrative services;

          WHEREAS, MBIA-MISC is willing to furnish such services to the Fund on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and MBIA-MISC agree as follows:

          1. APPOINTMENT. The Fund hereby appoints and employs MBIA-MISC to provide certain accounting and administrative services to the Fund for the period and on the terms set forth in this Agreement. MBIA-MISC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation provided for in Section 15 of this Agreement. MBIA-MISC agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder, and to remain open for business on any day on which the New York Stock Exchange is open for business.

          2. DOCUMENTS. The Fund has furnished MBIA-MISC with copies properly certified or authenticated of each of the following:

               a. The Fund's Amended and Restated Agreement and Declaration of Trust dated July __, 2003, and all amendments thereto and restatements thereof (the "Declaration of Trust");

               b. The Fund's By-laws and all amendments thereto and restatements thereof (such By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

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                                                                               2

               c. Resolutions of the Fund's Board of Trustees authorizing the appointment of MBIA-MISC to provide certain accounting and administrative services to the Fund and approving this Agreement;

               d. Schedule B identifying and containing the signatures of the Fund's officers and other persons authorized to sign "Written Instructions" (as used in this Agreement to mean written instructions delivered by hand, mail, telegram, cable, telex or facsimile sending device and received by MBIA-MISC, signed by two such persons) and oral instructions (defined below) on behalf of the Fund;

               e. The Fund's Notification of Registration filed pursuant to
Section 8(a) of the Investment Company Act as filed with the Securities and Exchange Commission ("SEC") on May 23, 2003;

               f. The Fund's most recent Registration Statement on Form N-2 under the Securities Act of 1933 (the "1933 Act") (File No. 333-105539) and under the Investment Company Act (File No. 811-21359) as filed with the SEC relating to Shares of the Fund, and all amendments thereto;

               g. The Fund's most current Prospectus and Statement of Additional Information; and

               h. The executed Fund agreements listed on Schedule C hereto; and

               i. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Fund by the CFTC which states that the Fund will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Fund by the CFTC which states that CFTC will not take any enforcement action if the Fund does not register as a "commodity pool operator."

          The Fund will furnish MBIA-MISC from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

          3. INSTRUCTIONS CONSISTENT WITH DECLARATION OF TRUST, ETC.

               a. Unless otherwise provided in this Agreement, MBIA-MISC shall act only upon Oral and Written Instructions. ("Oral Instructions" used in this Agreement shall mean oral instructions actually received by MBIA-MISC from an Authorized Person or from a person reasonably believed by MBIA-MISC to be an Authorized Person. "Written Instructions" used as defined above. "Authorized Person" used in this Agreement means any officer of the Fund and any other person, whether or not any such person is an officer of the Fund, duly authorized by the Board of Trustees of the Fund to give Oral and Written Instructions on behalf of the Fund and certified by the Secretary or an Assistant Secretary of the Fund or any amendment to the certification thereto as may be received by MBIA-MISC from time to time.) Although MBIA-MISC may know of the provisions of the Declaration of Trust and By-laws of the Fund, MBIA-

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                                                                               3

MISC in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration of Trust or By-laws or any vote, resolution or proceeding of the shareholders, or of the Board of Trustees, or of any committee thereof.

               b. MBIA-MISC shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by MBIA-MISC pursuant to this Agreement. The Fund agrees to forward to MBIA-MISC Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by MBIA-MISC, whether by hand delivery, telex, facsimile or otherwise, by the close of business of the same day that such Oral Instructions are given to MBIA-MISC. The Fund agrees that the fact that such confirming Written Instructions are not received by MBIA-MISC shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that MBIA-MISC shall incur no liability to the Fund in acting upon Oral Instructions given to MBIA-MISC hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

          4. PORTFOLIO ADMINISTRATION. Subject to the direction and control of the Board of Trustees of the Fund and to the extent not otherwise the responsibility of, or provided by, the Fund or other supply agents of the Fund, MBIA-MISC shall provide the following administrative services:

               a. Supply;

                    (1) office facilities (which may be in MBIA-MISC's or its affiliates' own offices);

                    (2)  non-investment related statistical and research data;

                    (3)  executive and administrative services;

                    (4)  stationery and office supplies at Fund expense; and

                    (5) corporate secretarial services, such as the preparation and distribution of materials at Fund expense for meetings of the Board of Trustees or shareholders.

               b. Prepare and file, if necessary, reports to shareholders of the Fund and reports with the SEC, including, but not limited to, preliminary and definitive proxy materials, registration statements and post-effective amendments to the Fund's registration statement, annual and semi-annual reports on Form N-SAR and Form N-CSR;

               c. Monitor the Fund's compliance with the investment restrictions and limitations necessary for the Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") or any successor statute;

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                                                                               4

               d. Monitor sales of the Fund's shares and ensure that such shares are properly registered as required by the SEC;

               e. Prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

               f. Prepare financial statements and footnotes and other financial information with such frequency and in such format as required to be included in reports to shareholders and the SEC;

               g. Review sales literature and file such with regulatory authorities, as necessary;

               h. Provide personnel to serve as officers of the Fund if so elected by the Board of Trustees.

          5. ACCOUNTING.

               a. MBIA-MISC shall provide the following accounting functions on a daily basis:

                    (1) Journalize the investment, capital share and income and expense activities;

                    (2) Verify investment buy/sell trade tickets when received from MBIA Capital Management Corp. (the "Advisor") and transmit trades to the Fund's Custodian for proper settlement;

                    (3)  Maintain individual ledgers for investment securities;

                    (4)  Maintain historical tax lots for each security;

                    (5) Reconcile cash and investment balances with the Custodian, and provide the Advisor with the beginning cash balance available for investment purposes;

                    (6) Update the cash availability throughout the day as required by the Advisor;

                    (7) Post to and prepare a Statement of Assets and Liabilities and Statement of Operations;

                    (8) Calculate expenses payable pursuant to the Fund's various contractual obligations;

                    (9) Control all disbursements from the Fund and authorize such disbursements upon Written Instructions;

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                                                                               5

                    (10) Calculate capital gains and losses;

                    (11) Determine net income;

                    (12) At the Fund's expense obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the Advisor, and in either case calculate the market or fair value of the Fund's investments;

                    (13) In the case of debt instruments with remaining
                         maturities of sixty (60) days or less, calculate the amortized cost value of those instruments;

                    (14) Provide a copy of the portfolio valuations to the
                         Advisor(s);

                    (15) Compute the net asset value of the Fund;

                    (16) Compute the Fund's yields, total returns, expense
                         ratios and portfolio turnover rate; and

                    (17) Prepare and monitor the expense accruals and notify
                         Fund management of any proposed adjustments.

               b. In addition, MBIA-MISC will:

                    (1) Prepare monthly financial statements, which will include without limitation the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses;

                    (2)  Prepare monthly security transactions listings;

                    (3)  Prepare monthly broker security transactions summaries;

                    (4) Supply various Fund statistical data as requested on an ongoing basis;

                    (5) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns;

                    (6) Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the qualification as a regulated investment company of the Fund under the Code.

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                                                                               6

          6. EXPENSES OF THE FUND. The Fund agrees that it will pay all its expenses other than those expressly stated to be payable by MBIA-MISC hereunder, which expenses payable by the Fund shall include, without limitation:

               a. Costs and/or fees incident to holding meetings of the Board of Trustees and shareholders, preparation (including typesetting and printing charges) and mailing of prospectuses, reports and proxy materials to the existing shareholders of the Fund, filing of reports with regulatory bodies, maintenance of the Fund's existence, and registration of shares with federal and state securities authorities;

               b. Legal fees and expenses;

               c. Costs of printing share certificates representing shares of the Fund;

               d. Fees payable to, and expenses of, members of the Board of Trustees who are not "interested persons" of the Fund;

               e. Premiums payable on the fidelity bond required by Section 17(g) of the 1940 Act, and any other premiums payable on insurance policies related to the Fund's business and its investment activities;

               f. Fees, voluntary assessments and other expenses incurred in connection with the Fund's membership in investment company organizations;

               g. Such non-recurring expenses as may arise, including, but not limited to, actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify its Trustees and officers with respect thereto; and

               h. Costs of obtaining quotations for calculating the value of the Fund's assets.

          7. RECORDKEEPING AND OTHER INFORMATION. MBIA-MISC shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund or the Fund's authorized representatives. Upon reasonable request of the Fund, copies of such records shall be provided by MBIA-MISC to the Fund or the Fund's authorized representatives at the Fund's expense. Where applicable, such records shall be maintained by MBIA-MISC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

          8. AUDIT, INSPECTION AND VISITATION. MBIA-MISC shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Fund, any person retained by the Fund or any regulatory agency having authority over the Fund.

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                                                                               7

          9. APPOINTMENT OF AGENTS. MBIA-MISC may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as MBIA-MISC may from time to time direct; provided, however, that the appointment of any such agent shall not relieve MBIA-MISC of any of its responsibilities or liabilities hereunder.

          10. LIAISON WITH ACCOUNTANTS. MBIA-MISC shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries and other audit related schedules. MBIA-MISC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

          11. CONFIDENTIALITY. MBIA-MISC agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where MBIA-MISC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

          12. EQUIPMENT FAILURE. In the event of equipment failures beyond MBIA-MISC's control, MBIA-MISC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. MBIA-MISC shall make reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

          13. RIGHT TO RECEIVE ADVICE.

               a. ADVICE OF FUND. If MBIA-MISC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

               b. ADVICE OF COUNSEL. If MBIA-MISC shall be in doubt as to any question of law involved in any action to be taken or omitted by MBIA-MISC, it may request advice at its own cost from counsel of its own choosing (who may be the regularly retained counsel for the Fund or MBIA-MISC or the in-house counsel for MBIA-MISC, at the option of MBIA-MISC).

               c. CONFLICTING ADVICE. In case of conflict between directions, advice or Oral or Written Instructions received by MBIA-MISC pursuant to subsection (a) of this Section and advice received by MBIA-MISC pursuant to subsection (b) of this Section, MBIA-MISC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

               d. PROTECTION OF MBIA-MISC. MBIA-MISC shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections (a) or (b) of this Section which MBIA-MISC, after

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                                                                               8

receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon MBIA-MISC any obligation (i) to seek such direction, advice or Oral or Written Instructions or (ii) to act in accordance with such direction, advice or Oral or Written Instruction when received, unless, under the terms of another provision of this Agreement, the same is a condition to MBIA-MISC's properly taking or omitting to take such action. Nothing in this subsection shall excuse MBIA-MISC when an action or omission on the part of MBIA-MISC constitutes willful misfeasance, bad faith, negligence or reckless disregard by MBIA-MISC of its duties under this Agreement.

          14. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. Except as otherwise provided herein in Sections 4 and 5, the Fund assumes full responsibility for ensuring that the Fund complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

          15. COMPENSATION. For the performance of its obligations under this Agreement, the Fund shall pay MBIA-MISC with respect to each Portfolio in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

          The Fund shall reimburse MBIA-MISC for all reasonable out-of-pocket expenses incurred by MBIA-MISC or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

          16. LIABILITY OF MBIA-MISC OR AFFILIATES. MBIA-MISC and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of MBIA-MISC or any of its affiliates who may be or become an officer or trustee of the Fund, shall be deemed, when rendering services to the Fund as such officer or trustee acting on any business of the Fund in such capacity (other than services or business in connection with MBIA-MISC's duties under this Agreement), to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent or one under the control or direction of MBIA-MISC or any of its affiliates, even though paid by one of those entities. MBIA-MISC shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall MBIA-MISC be responsible for reviewing any such act or omissions. MBIA-MISC shall, however, be liable for its own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

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                                                                               9

          17. INDEMNIFICATION.

               a. The Fund agrees to indemnify and hold harmless MBIA-MISC, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act the 1934 Act, the 1940 Act and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which MBIA-MISC takes (i) at the request of or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions. Neither MBIA-MISC nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of MBIA-MISC's or its directors', officers', employees', agents' and representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

               b. MBIA-MISC agrees to indemnify and hold harmless the Fund from all taxes, charges, expenses, assessments, claims, liabilities (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses (including without limitation reasonable attorneys' fees and disbursements) arising directly or indirectly out of MBIA-MISC's or its directors', officers', employees', agents' and representatives' willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

               c. In order that the indemnification provisions contained in this
Section 17 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

          18. RESPONSIBILITY OF MBIA-MISC. MBIA-MISC shall be under no duty to take any action on behalf of the Fund except as specifically set herein or as may be specifically agreed to by MBIA-MISC in writing. In the performance of its duties hereunder, MBIA-MISC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. MBIA-MISC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, MBIA-MISC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of MBIA-MISC or reckless disregard by MBIA-MISC of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, MBIA-MISC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable

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                                                                              10

requirements of this Agreement, and which MBIA-MISC reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond MBIA-MISC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Section 12), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, under which circumstances MBIA-MISC shall take maximum actions to minimize loss of data therefor.

          19. DURATION, TERMINATION, ETC. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force for two (2) years from the date of its execution and thereafter from year to year, provided continuance after the two (2) year period is approved at least annually by (i) the vote of a majority of the Trustees of the Fund and (ii) the vote of a majority of those Trustees of the Fund who are not interested persons of the Fund, and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may at any time be terminated on sixty (60) days' written notice given to MBIA-MISC or by MBIA-MISC by six (6) months' written notice given to the Fund; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Fund or by MBIA-MISC in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause.

          Upon the termination of this Agreement, the Fund shall pay to MBIA-MISC such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by MBIA-MISC to such date. In the event that the Fund designates a successor to any of MBIA-MISC's obligations hereunder, MBIA-MISC shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by MBIA-MISC under the foregoing provisions.

          20. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

          21. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

          22. INSURANCE. Upon request MBIA-MISC shall provide the Fund with details regarding its insurance coverage, and MBIA-MISC shall notify the Fund should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefor. MBIA-MISC shall notify the Fund of any material claims against it, whether or not they may be covered by insurance and shall notify the Fund from time to time

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                                                                              11

as may be appropriate of the total outstanding claims made by MBIA-MISC under its insurance coverage.

          23. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          24. FURTHER ACTIONS. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          25. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

          26. ASSIGNMENT OF DUTIES TO OTHERS. Neither this Agreement nor any rights or obligations hereunder may be assigned by MBIA-MISC without the written consent of the Fund. MBIA-MISC may, however, at any time or times in its discretion appoint an agent to carry out such of the services to be performed under this agreement as MBIA-MISC may from time to time direct, provided, however, that the appointment of any agent shall not relieve MBIA-MISC of any of its responsibilities or liabilities hereunder.

          27. SHAREHOLDER LIABILITY. MBIA-MISC acknowledges that it has received notice of and accepts the limitations of liability set forth in the Fund's Declaration of Trust. MBIA-MISC agrees that the Fund's obligations hereunder shall be limited to the Fund, and that MBIA-MISC shall have recourse solely against the assets of the Fund and shall have no recourse against any shareholder, Trustee, officer, employee, or agent of the Fund.

          28. MISCELLANEOUS.

          This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or affect. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

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                                                                              12

          IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.

                                              [FUND NAME]


                                              By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                              MBIA MUNICIPAL INVESTORS SERVICE
                                              CORPORATION


                                              By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                ACCOUNTING SERVICES AND ADMINISTRATION AGREEMENT

                                   SCHEDULE A

                                   [FUND NAME]

                                  FEE SCHEDULE

     (A) For the services MBIA-MISC provides under the Accounting Services and Administration Agreement attached hereto, [_______] (the "Fund") agrees to pay MBIA-MISC a fee, calculated daily on the Fund's average daily Managed Assets, as follows:

          0.10% of the Fund's average daily Managed Assets up to $250 million,

          0.06% of the next $250 million of the Fund's average daily Managed Assets, and

          0.03% of the Fund's average daily Managed Assets in excess of $500 million.

          The minimum annual fee payable to MBIA-MISC is $100,000.

          Out-of-pocket expenses shall be reimbursed by the Fund to MBIA-MISC, or paid directly by the Trust.

PAYMENT

     This fee shall be payable monthly as soon as practicable after the last day of each month.

                ACCOUNTING SERVICES AND ADMINISTRATION AGREEMENT

                                   SCHEDULE B

                                   [FUND NAME]

                               AUTHORIZED PERSONS

The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the above-named Fund:

     [              ]             ________________

     [              ]             ________________

     [              ]             ________________

                                  ________________

                                  ________________

                                  ________________

                                  ________________

                                  ________________

                                  ________________

                                       B-1
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                ACCOUNTING SERVICES AND ADMINISTRATION AGREEMENT

                                   SCHEDULE C

                                   [FUND NAME]

                            FUND AGREEMENTS SCHEDULE

1. The Investment Advisory Agreement between [_______] (the "Fund"), and MBIA Capital Management Corp. (the "Adviser"), dated as of [_____ , 2003];

2.   The Stock Transfer Agency Agreement between the Fund and The Bank of New
     York, dated as of [        , 2003]

3.   The Custodian Agreement between the Fund and The Bank of New York, dated as
     of [        , 2003];

4.   The Underwriting Agreement between the Fund and A.G. Edwards & Sons, Inc.,
     as representative of the other several underwriters, dated as of [        ,
     2003];

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